Exhibit 99.1

Company Contact: Andrew Warner, CFO EnergyConnect, Inc. (408) 898-4592 AWarner@energyconnectinc.com	Investor Relations Timothy Dien Lippert / Heilshorn & Associates, Inc. (415) 433-3777 TDien@lhai.com

EnergyConnect Group, Inc. Reports Fourth Quarter and Year-end 2009 Results
–  Company Initiates Guidance  –
–  Projects Annual 2010 Revenue Increase of 35% to 40% and Positive Annual 2010 Adjusted EBITDA  –

San Jose, CA – March 18, 2010 - EnergyConnect Group, Inc. (OTCBB: ECNG), a leading provider of smart grid demand response services and technologies, reported results for its fourth quarter and full year ended January 2, 2010.

Kevin Evans, EnergyConnect’s president and CEO, said, “During a challenging environment with historically low electricity prices and reduced loads, we doubled our Capacity revenues, compared to 2008 and delivered total 2009 revenue of $19.9 million. Through the course of the year, we rationalized the business and positioned the company for growth as energy prices strengthen in 2010 and beyond. In addition, in December, we improved our financing by extending our credit facility to 2012.”

Fourth Quarter Financial Results
As expected, revenue for the fourth quarter of 2009 was $850,000, compared to $1.8 million in the fourth quarter of 2008. Operating loss for the period totaled $2.1 million, compared to $32.2 million in the fourth quarter of 2008. Net loss for the fourth quarter 2009 was $2.3 million, or $0.02 per share, compared to $31.9 million, or $0.34 per share in the fourth quarter 2008. The net loss for the fourth quarter 2008 included $29.4 million of goodwill impairment charges.

Full Year 2009 Financial Results
For the year ended December 31, 2009, total revenues were $19.9 million, compared to $25.9 million for 2008. Net loss for the year was $3.2 million, compared to $34.1 million for 2008, which included $29.4 million of goodwill impairment charges. 2009 loss per share was $0.03 per share, compared to $0.37 per share in 2008.

Company Outlook
Kevin Evans, added, “In 2010, we will continue to serve a number of different verticals in the commercial, institutional and industrial sectors and will invest to enhance EnergyConnect’s industry leading technology.  We have begun expanding our footprint through indirect channel relationships with utilities and demand response aggregators. Next, we intend to pursue National Direct Access pilots, targeting large corporations with numerous facilities that can benefit from price based demand response. Lastly, we are committed to establishing technology partnerships with smart grid equipment suppliers to improve building automation and end use energy efficiency.”

Based on the current market outlook, the company expects full year 2010 revenue growth of 35% to 40%, or $27 million to $28 million, compared to 2009, and expects to be Adjusted EBITDA positive for the year.

Andrew Warner, EnergyConnect’s CFO, said, “After reviewing the landscape and modest recovery of electricity prices for the coming year, we are well positioned and optimistic about our revenue growth for 2010.  As such, we are initiating annual guidance. While our revenue recognition will continue to be cyclical and in the stronger summer months, we may also experience some lumpiness in the form of capacity transactions. Finally, with our 2009 cost reduction programs, we believe we can deliver positive Adjusted EBITDA for the full year.”

Non-GAAP Financial Measures

We intend to utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall business performance, for making operating decisions and for forecasting and planning future periods. We consider the use of non-GAAP financial measures helpful in assessing our current financial performance and prospects for the future. While we intend to use non-GAAP financial measures as a tool to enhance our understanding of certain aspects of our financial performance, we do not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial measures. Consistent with this approach, we believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for GAAP financial measures, allows for further transparency in the review of our financial and operational performance.

Earnings Before Interest, Taxes, Depreciation and Amortization.

We believe that EBITDA is used by investors and analysts as an alternative to GAAP measures when evaluating our performance in comparison to other companies. In order to fully assess our financial operating results, we believe that EBITDA will be an appropriate measure of evaluating our operating performance, because it eliminates the effects of financing and accounting decisions. This measure is also significant to institutional lenders, and is considered an important internal benchmark of our performance. We intend to use EBITDA to measure our performance against internal performance targets, which are based on EBITDA. In addition, we intend to further exclude stock-based compensation and other non-cash charges in calculating Adjusted EBITDA. We believe excluding stock-based compensation and other non-cash charges, allows for greater transparency in the review our financial and operational performance.

Conference Call
The company will host a conference call today, March 18th, at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time, to discuss its fourth quarter and year end 2009 financial results. To listen to the call live, please dial 866-289-3380 at least 10 minutes before the start of the conference.

The call will be webcast and can be accessed from the “Investors” section of the company’s website at http://www.energyconnectinc.com. Instructions for International callers and details of the audio recording of the call are available on the Investors section of the EnergyConnect website. The webcast will also be available on this site for 90 days after the conference.

EnergyConnect will also use an online, real-time slide presentation that will run concurrently with the conference call.   To participate in viewing these slides during the presentation, a link is provided through the Investors section of the EnergyConnect website: http://www.energyconnectinc.com/investors/financials/.

Forward-Looking Statements
This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause or contribute to such differences that include, but are not limited to, competitive factors, the success of new products in the marketplace, dependence upon third party vendors, and the ability to obtain financing. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

About EnergyConnect
EnergyConnect delivers industry leading Demand Response technologies and services to commercial, educational and industrial consumers enabling them to manage their use of electricity in response to market prices or regional power shortages. The EnergyConnect technology platform provides a scalable, cost-effective, clean technology to enhance the grid’s efficiency and reliability.  For more information about this leading edge technology or about investor relations, visit:  http://www.energyconnectinc.com.

– Tables Follow –

ENERGYCONNECT GROUP, INC.
CONSOLIDATED BALANCE SHEETS
($ except share data)
(Unaudited)

	January 2	January 3,
	2010	2009

Cash	$1,062,306	$410,101
Certificates of deposit	100,200	300,000
Accounts receivable, net	6,811,495	4,373,818
Other current assets	137,042	269,144

Total current assets	8,111,043	5,353,063

Intangibles, net	1,398,761	1,633,622
Other long term assets	265,120	370,139

Total assets	$9,774,924	$7,356,824

Accounts payable	$7,508,561	$5,116,296
Bank line of credit	-	117,257
Other current liabilities	324,886	127,016

Total current liabilities	7,833,447	5,360,569

Note payable, net of debt discount	1,912,937	-

Total liabilities	9,746,384	5,360,569

Shareholders’ equity	28,540	1,996,255

Total liabilities and shareholders’ equity	$9,774,924	$7,356,824

ENERGYCONNECT GROUP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
($000’s, except share data)
(Unaudited)

	Three months ended		Twelve months ended
	January 2,	January 3,	January 2,	January 3,
	2010	2009	2010	2009

Revenue	$850	$1,776	$19,921	$25,859
Cost of revenues	721	1,475	12,883	18,420

Gross profit	129	301	7,038	7,439

Sales, general and administrative	1,996	2,673	8,521	11,262
Goodwill impairment		29,354		29,354
Stock-based compensation	195	226	796	870

Total operating expenses	2,191	32,253	9,317	41,486

Income (loss) from operations	(2,062)	(31,952)	(2,279)	(34,047)

Other income (expense), net	(208)	19	(943)	(19)

Income (loss) from continuing operations	(2,270)	(31,933)	(3,222)	(34,066)

Gain (loss) on discontinued operations	-	-	-	(11)

Net income (loss)	$(2,270)	$(31,933)	$(3,222)	$(34,077)

Net income (loss) per share:
Basic	$(0.02)	$(0.34)	$(0.03)	$(0.37)

Shares used in per share calculations:
Basic	95,629,961	95,156,885	95,480,783	91,245,072